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                                                                 EXHIBIT 10.27


                 SUMMARY OF 1999 SENIOR EXECUTIVE INCENTIVE PLAN


         A bonus equal to 50% of Dennis Ganster's base compensation and 40% of the base compensation of the other senior executives is payable for the fiscal year 1999 upon achievement of performance goals. Fifty percent of the bonus is payable upon achievement of targeted revenue growth and fifty percent is payable upon achievement of targeted earnings per share levels (or, in some cases, twenty-five percent upon achievement of targeted earnings per share and twenty-five percent upon achievement of targeted profit levels at the operation for which the executive is responsible). Additional bonus amounts may be paid, at the discretion of the Compensation Committee if the target is exceeded. Twenty-five percent of the bonus is payable in Common Stock, up to a maximum of 25,000 shares. The remainder of the bonus is payable in cash. Participating senior executives must be employed by the Company at the date of the payment of the bonus.